As filed with the Securities and Exchange Commission on September 24, 1998
                                                   Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
                             ----------------------
                                 WHX CORPORATION

          DELAWARE                                              13-3768097
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                               Identification No.)


       110 EAST 59TH STREET                                      10022
       NEW YORK, NEW YORK                                      (Zip Code)
(Address of principal executive offices)

                WHX CORPORATION 1997 DIRECTORS STOCK OPTION PLAN
                1991 INCENTIVE AND NONQUALIFIED STOCK OPTION PLAN
                       OF WHEELING-PITTSBURGH CORPORATION
                      HANDY & HARMAN 401(K) RETIREMENT PLAN
                            (Full title of the plan)


                                  RONALD LABOW
                              CHAIRMAN OF THE BOARD
                                 WHX CORPORATION
                              110 EAST 59TH STREET
                            NEW YORK, NEW YORK 10022
                     (Name and address of agent for service)

                                  (212)355-5200
          (Telephone number, including area code, of agent for service)

                                 WITH A COPY TO:
          STEVEN WOLOSKY, ESQ., OLSHAN GRUNDMAN FROME & ROSENZWEIG LLP
            505 PARK AVENUE, NEW YORK, NEW YORK 10022 (212) 753-7200

            Approximate date of proposed sales pursuant to the plan:
   FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.


                         CALCULATION OF REGISTRATION FEE
================================================================================================================================
                                                               Proposed                 Proposed
                                                                maximum                  maximum
        Title of                     Amount                    offering                 aggregate               Amount of
       securities                     to be                      price                  offering              registration
    to be registered              registered(1)                per share                  price                    fee
--------------------------------------------------------------------------------------------------------------------------------
Common Stock par
value, .01 per
share....................                 400,000(2)                $12.30(2)             $4,920,000(2)           $1,451.40(2)
--------------------------------------------------------------------------------------------------------------------------------
Common Stock par
value, $.01 per
share....................               1,000,000(3)                $14.03(3)            $14,030,000(3)           $4,138.85(3)
--------------------------------------------------------------------------------------------------------------------------------
Common Stock par
value, $.01 per
share....................                 500,000(4)                $12.50(4)             $6,250,000(4)           $1,843.75(4)
================================================================================================================================

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein. There are also registered hereby such indeterminate number of shares of Common Stock as may become issuable by reason of the operation of the anti-dilution provisions of the plans and the options.

(2) Includes 150,000 shares with respect to which options were granted at an exercise price of $11.8125 and 30,000 shares with respect to which options were granted at an exercise price of $13.25. An additional 220,000 shares are to be offered at prices not presently determined. Pursuant to Rule 457(h), the offering price for these additional shares is estimated solely for the purpose of determining the registration fee and is based on the $12.50 per share average high and low prices of the Common Stock on the New York Stock Exchange on September 21, 1998.
(3) Includes 349,708 shares with respect to which options were granted at an exercise price of $16.625, 57,607 shares with respect to which options were granted at an exercise price of $13.8125 and 10,000 shares with respect to which options were granted at an exercise price of $13.3125. An additional 582,685 shares are to be offered at prices not presently determined. Pursuant to Rule 457(h), the offering price for these additional shares is estimated solely for the purpose of determining the registration fee and is based on the $12.50 per share average high and low prices of the Common Stock on the New York Stock Exchange on September 21, 1998.
(4) Estimated pursuant to Rule 457(h) solely for purposes of computing the registration fee and is based on the $12.50 per share average high and low prices of the Common Stock on the New York Stock Exchange on September 21, 1998.

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 24, 1998

PROSPECTUS

                                1,900,000 SHARES

                                 WHX CORPORATION
                          Common Stock ($.01 par value)


         This Prospectus relates to the reoffer and resale by certain selling shareholders (the "Selling Shareholders") of shares (the "Shares") of the Common Stock, $.01 par value (the "Common Stock"), of WHX Corporation (the "Company") that may be issued by the Company to the Selling Shareholders upon the exercise of outstanding stock options granted pursuant to the 1997 Directors Stock Option Plan (the "Directors Plan"), the 1991 Incentive and Non-Qualified Stock Option Plan (the "1991 Plan") of the Company or pursuant to the Handy & Harman 401(k) Retirement Plan (the "401(k) Plan"). The offer and sale of the Shares to the Selling Shareholders were previously registered under the Securities Act of 1933, as amended (the "Securities Act"). With respect to the Shares that may be issued to any of the Selling Shareholders or additional persons who may be deemed affiliates under the Directors Plan, the 1991 Plan and the 401(k) Plan, this Prospectus also relates to certain Shares underlying options which have not as of this date been granted. If and when such options are granted, the Company will distribute a Prospectus Supplement as required by the Act. The Shares are being reoffered and resold for the account of the Selling Shareholders and the Company will not receive any of the proceeds from the resale of the Shares.

         The Selling Shareholders have advised the Company that the resale of their Shares may be effected from time to time in one or more transactions on the New York Stock Exchange, in negotiated transactions or otherwise at market prices prevailing at the time of the sale or at prices otherwise negotiated. See "Plan of Distribution." The Company will bear all expenses in connection with the preparation of this Prospectus.

         The Common Stock of the Company is traded on the New York Stock Exchange under the symbol "WHX." On September 21, 1998, the closing price for the Common Stock, as reported by the New York Stock Exchange, was $12.625.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is _______, 1998.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; Northwest Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661; and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                                TABLE OF CONTENTS



AVAILABLE INFORMATION........................................................4

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..............................5

GENERAL INFORMATION..........................................................6

RISK FACTORS.................................................................6

USE OF PROCEEDS.............................................................12

SELLING SHAREHOLDERS........................................................12

PLAN OF DISTRIBUTION........................................................13

LEGAL MATTERS...............................................................13

EXPERTS.....................................................................13

ADDITIONAL INFORMATION......................................................13

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


         The Company's Annual Report on Form 10-K for the year ended December 31, 1997 and Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998 are incorporated by reference in this Prospectus and shall be deemed to be a part hereof. All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering, are deemed to be incorporated by reference in this Prospectus and shall be deemed to be a part hereof from the date of filing of such documents.

         The description of the Company's Common Stock is contained in the Company's Registration Statement on Form 8-B filed June 24, 1994.

         The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents. Written requests for such copies should be directed to Marvin Olshan, Secretary, WHX Corporation, 110 East 59th Street, New York, New York 10022. Oral requests should be directed to such officer (telephone number (212) 355-5200).

                            ------------------------

         No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Selling Shareholder. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby to any person in any state or other jurisdiction in which such offer or solicitation is unlawful. The delivery of this Prospectus at any time does not imply that information contained herein is correct as of any time subsequent to its date.

                               GENERAL INFORMATION

         The Company is a holding company that has been structured to acquire and operate a diverse group of businesses on a decentralized basis, with a corporate staff providing strategic direction and support. The Company's primary businesses currently are Handy & Harman ("H&H"), a diversified manufacturing company whose strategic business segments encompass, among others, specialty wire and tubing, and precious metals plating, stamping and fabrication, and Wheeling-Pittsburgh Corporation ("WPC"), a vertically integrated manufacturer of value-added and flat rolled steel products. The Company's other businesses include Unimast Incorporated ("Unimast"), a leading manufacturer of steel framing and other products for commercial and residential construction and WHX Entertainment Corp., a co-owner of a racetrack and video lottery facility located in Wheeling, West Virginia. The Company believes that its businesses are characterized by leading positions in their respective niches resulting from low cost structures, strong managements, high quality and service, and extensive offerings of value-added products. The Company's principal executive offices are located at 110 East 59th Street, New York, New York 10022. The Company's telephone number at such location is (212) 355-5200.

         The Shares offered hereby were or will be purchased by the Selling Shareholders upon exercise of options granted to them or are issued by the Company pursuant to the 401(k) Plan and will be sold for the account of the Selling Shareholders.

                                  RISK FACTORS

SIGNIFICANT OUTSTANDING INDEBTEDNESS OF THE COMPANY

         The Company has substantial indebtedness and debt service requirements. At June 30, 1998, the Company's total consolidated indebtedness was $987.3 million (excluding margin borrowings). Additionally, the Company's subsidiaries have significant additional borrowing capacity under their respective outstanding credit facilities.

         The Company's level of indebtedness will have several important effects on its future operations, including the following: (a) a significant portion of the Company's cash flow from operations will be dedicated to the payment of interest on and principal of its indebtedness and will not be available for other purposes; (b) the financial covenants and other restrictions contained in the $350.0 million of 10 1/2% Senior Notes issued by the Company on April 7, 1998, the $275.0 million of 9 1/4% Senior Notes issued by WPC on November 26, 1997 (the "WPC 9 1/4 Notes"), the WPSC Revolving Credit Facility with Citibank, N.A. which provides for borrowing for general corporate purposes of up to $150.0 million, and with a $35.0 million sublimit for letters of credit (the "WPSC Revolving Credit Facility"), a $50.0 million letter of credit facility with Citibank, N.A. and a revolving credit facility between H&H and several financial institutions as lenders and Citibank, N.A. as administrative agent(the "H&H Revolving Credit Facility"), require the Company's subsidiaries and H&H, as the case may be, to meet certain financial tests and limit its or their ability to borrow additional funds or to dispose of assets; and (c) the Company's ability to obtain additional financing in the future for working capital, postretirement health care and pension funding, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired. The Company's ability to make scheduled payments or to refinance its debt obligations will depend upon its future financial and operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond its control. There can be no assurance that the Company's operating results, cash flow and capital resources will be sufficient for payment of its indebtedness in the future. In the absence of such operating results and resources, the Company could face substantial liquidity problems and might be required to dispose of material assets or operations to meet its debt service and other obligations, and there can be no assurance as to the timing of such sales or the proceeds that the Company could realize therefrom. If the Company has difficulty in servicing its indebtedness, it may be forced to take actions such as reducing or delaying planned expansion and capital expenditures, selling assets, restructuring or refinancing its indebtedness or seeking additional equity capital. There can be no assurance that any of these strategies could be effected on satisfactory terms, if at all.

         An inability of the Company's subsidiaries to meet the financial covenants contained in their indebtedness instruments could result in an acceleration of amounts due thereunder. In the event the Company's subsidiaries are unable to make required payments or otherwise comply with the terms of its indebtedness, the holders of such indebtedness could accelerate the obligations of the Company thereunder, which could result in the Company being forced to seek protection under applicable bankruptcy laws or in an involuntary bankruptcy proceeding being brought against the Company. If it becomes necessary for the Company to refinance all or a portion of its indebtedness on or prior to maturity there can be no assurance that the Company will be able to effect such refinancing on commercially reasonable terms or at all.

         A portion of the Company's outstanding indebtedness, including all borrowings under the WPSC Revolving Credit Facility, the H&H Revolving Credit Facility and the WPC Term Loan Agreement, bears interest at floating rates. As a result, the Company's results of operations and ability to service its indebtedness will be affected by future fluctuations in interest rates.

IMPACT OF STRIKE; RESUMPTION OF OPERATIONS

         WPC's ten-month strike, which ended in August 1997 (the "Strike"), has had a material adverse effect on WPC's and the Company's results of operations and may continue to adversely affect WPC and the Company for the near future. The Company reported losses for the fourth quarter of 1996 and each of the quarters of 1997 of $34.6 million, $40.7 million, $31.1 million, $91.4 million and $36.5 million, respectively. Included in the losses for the third and fourth quarters of 1997 are pre-tax charges of $88.9 and $3.8 million, respectively, primarily associated with the costs attributable to the New Labor Agreement. The Company reported net income for the first two quarters of 1998 of $1.1 million and $14.1 million, respectively, and net income of $8.9 million for the second quarter of 1998. Although WPC is currently producing and shipping near its pre-Strike production levels and shipping close to its historical mix of products, there can be no assurance that such levels will be maintained.

SENSITIVITY OF RESULTS OF OPERATIONS TO REALIZED STEEL PRICES

         The Company's results of operations are significantly affected by relatively small variations (on a percentage basis) in the realized sales prices of WPC's products, which, in turn, depend upon both the prevailing prices for steel and the demand for particular products. During the first nine months of 1996, WPC shipped approximately 1.9 million tons, and realized an average sales price per ton of approximately $514. A one percent decrease in this average realized price would have resulted in a decrease in net sales and operating income of approximately $9.8 million. WPC sells approximately 75% of its products at spot prices (including shipments to joint ventures Wheeling-Nisshin, Inc. ("W- N") and Ohio Coatings Company ("OCC") under supply contracts at prices approximating spot prices). WPC believes its percentage of sales at spot prices is higher than that of many of its domestic integrated competitors. WPC therefore may be affected by steel price decreases more quickly than many of WPC's competitors.

POSSIBILITY OF MONETARY AND INJUNCTIVE PENALTIES IN CONNECTION WITH SEC ENFORCEMENT ACTION

         On March 31, 1997, the Company through SB Acquisition Corp. ("SB Acquisition"), a wholly-owned subsidiary, commenced a tender offer for shares of Dynamics Corporation of America, Inc. ("DCA"), a NYSE-listed company. On April 14, 1997, DCA commenced an action against the Company in the United States District Court for the District of Connecticut, alleging, among other things, that the Company's tender offer violated Section 14(d) of the Exchange Act and the rules thereunder (the "DCA Action"). The Company denied all allegations and contested the action. On April 29, 1997, Judge Gerard L. Goettel of the United States District Court, District of Connecticut, issued an order granting a motion for a preliminary injunction filed by DCA against the Company and SB Acquisition. The District Court found that the disclosure contained in the Company's tender offer materials to DCA shareholders was improper because (i) it stated that under certain circumstances the Company "may be required" to comply with Section 912(b) of the New York Business Corporation Law and a provision in DCA's charter, instead of disclosing that the Company "will be required" to do so and (ii) it failed to disclose the Company's future plans in the event that it was prohibited from merging with DCA for five years. The Court (i) directed the Company and SB Acquisition to make "further and complete disclosures" pertaining to those subjects described above and (ii) specified that such tender offer be extended for an additional twenty days. This order was promptly complied with in all respects by WHX and SB Acquisition. The DCA Action was later discontinued by stipulation between the parties.

         On April 8, 1997, the Commission entered an Order Directing Private Investigation concerning possible violations of Sections 14(d) and 14(e) of the Exchange Act and Rules 14d-10(a)(1) and 14e-1(b) thereunder in connection with the Company's tender offer for DCA. The Company fully cooperated with this investigation. The Staff of the Division of Enforcement of the Commission (the "SEC Enforcement Staff") has advised the Company's counsel that the Commission has authorized the initiation of administrative proceedings seeking a cease and desist order pertaining to alleged violations of Section 14(d)(4) of the Exchange Act and Rule 14d-10(a)(1) based on the Company's inclusion of a "record holder condition" in the DCA tender offer. This condition was removed by the Company shortly after the tender offer began and after the Commission had granted authority to the SEC Enforcement Staff to seek injunctive relief. The SEC Enforcement Staff also has advised the Company's counsel that the Commission authorized the initiation of administrative proceedings seeking a cease and desist order and disgorgement of profits, pertaining to alleged violations of
Section 14(d)(4) of the Exchange Act and Rules 14d-6(d) and 14d-4(c) in connection with the Company's closing of the DCA tender offer on June 13, 1997. The SEC Enforcement Staff has asserted that the decision to close the DCA tender offer and purchase approximately 10% of DCA's outstanding shares was a material change in the conditions of such offer, including its "poison pill condition," "New York Business Corporation Law condition" (NY BCL Section912(b)) and "interfering transaction condition," each of which was effected without adequate notice to DCA shareholders. According to the SEC Enforcement Staff, the tender offer's conditions precluded the Company from closing as long as (i) DCA's "poison pill" remained in place, even if the Company acquired shares insufficient to trigger the "poison pill", (ii) the New York Business Corporation Law condition could affect the intended merger with DCA, and (iii) DCA's merger agreement with another company, CTS Corporation, remained in place.

         On June 25, 1998, the Commission instituted an administrative proceeding against the Company alleging that it had violated certain Commission rules in connection with the tender offer for DCA commenced on March 31, 1997 through SB Acquisition Corp. (the "Offer"). Specifically, the Order instituting Proceedings (the "Order") alleges that, in its initial form, the Offer violated the "All Holders Rule," Rule 14d-10(a)(1) under the Exchange Act, based on the Company's inclusion of a "record holder condition" in the Offer. No shareholder had tendered any shares at the time the condition was removed. The Order further alleges that the Company violated Rules 14d-4(c) and 14d-6(d) under the Exchange Act upon expiration of the Offer, by allegedly waiving material conditions to the Offer without prior notice to shareholders and purchasing the approximately 10.6% of DCA's outstanding shares tendered pursuant to the offer. The SEC does not claim that the Offer was intended to or in fact defrauded any investor.

         The Order institutes proceedings to determine whether the Commission should enter an order requiring the Company (a) to cease and desist from committing or causing any future violation of the rules alleged to have been violated and (b) to pay approximately $1.3 million in disgorgement of profits. The Company has filed an Answer denying any violations and seeking dismissal of the proceeding. Although there can be no assurance that an adverse decision will not be rendered, the Company intends to vigorously defend against the SEC's charges.

JOINT VENTURE OBLIGATIONS

         WPC has certain commitments and contingent obligations with respect to the OCC joint venture including the following: (i) WPC is required, along with Dong Yang Tinplate Ltd. ("Dong Yang"), to contribute additional funds to OCC to cover its pro rata share of any cost overruns and working capital needs of OCC to the extent that OCC is unable to otherwise finance such amounts (the Company anticipates that its pro rata share of such funding obligations will be between $5.0 million and $10.0 million through December 31, 1998) and (ii) WPC is jointly and severally liable, together with Dong Yang, to contribute to OCC, either as a loan or a capital contribution, amounts sufficient to cure certain defaults and violations of certain financial covenants of OCC under OCC's borrowing facility if such violations should occur. The facility currently has a maximum availability of $17.0 million. OCC is negotiating to increase such borrowing facility from $17.0 million to $20.0 million and in connection therewith Dong Yang and WPC may agree to jointly and severally guarantee all of such obligations.

SUBSTANTIAL CAPITAL EXPENDITURE REQUIREMENTS

         WPC operates in a capital intensive industry. From 1993 through 1997, WPC's capital expenditures totalled approximately $289.3 million. This level of capital expenditures was used to maintain productive capacity, improve productivity and upgrade selected facilities to meet competitive requirements and maintain compliance with environmental laws and regulations, including the Clean Air Act Amendments of 1990. The Company anticipates that WPC will fund its capital expenditures in 1998 from cash on hand, funds available from an agreement to sell, up to $75.0 million on a revolving basis, an undivided percentage ownership in a designated pool of accounts receivable generated by WPC (the "Receivables Facility") and the WPSC Revolving Credit Facility and funds generated by operations. Prior to the resolution of the Strike, WPC had delayed most capital expenditures at the Strike-affected plants. The Company anticipates that WPC's capital expenditures will approximate depreciation, on average, over the next few years. There can be no assurance that the Company or WPC will have adequate funds from operations to make all required capital expenditures or that the amount of future capital expenditures will be commensurate with historical averages.

UNCERTAINTY OF IMPACT OF FUTURE COLLECTIVE BARGAINING AGREEMENTS; POSSIBILITY OF STRIKES

         As of December 31, 1997, the United Steelworkers of America (the "USWA") represented approximately 73% of the Company's employees. In August 1997, WPC and the USWA entered into the New Labor Agreement, which expires on September 1, 2002. There can be no assurance as to the results of negotiations of future collective bargaining agreements, whether future collective bargaining agreements will be negotiated without production interruptions or the possible impact of future collective bargaining agreements, or the negotiations thereof, on the

Company's financial condition and results of operations. In addition, there can be no assurance that strikes will not occur in the future in connection with labor negotiations or otherwise.

TRANSACTIONS WITH SUBSIDIARIES

         WHX and WPC are jointly and severally obligated to make certain payments to WPSC pursuant to the terms of a keepwell agreement entered into in connection with the WPSC Revolving Credit Facility to maintain certain financial ratios of WPSC. WPC has agreed to indemnify WHX with respect to any payments made by WHX on account of WHX's obligations under such keepwell agreement. From time to time, there may be intercompany indebtedness between WHX and WPC, resulting from, among other things, the Tax Sharing Agreement between WPC and WHX (the "Tax Sharing Agreement"), providing for the manner of determining payments with respect to federal income tax liabilities and benefits arising during all periods in which it has been or will be a wholly-owned subsidiary of WHX. To the extent WHX has net liabilities due WPC, it may ultimately be required to satisfy such obligations. If WPC is obligated to reimburse WHX for keepwell payments, WPC's obligation to repay such advances is subordinated to the repayment obligations on the WPC 9 1/4% Notes.

CYCLICALITY

         Historically, steel industry performance has been cyclical in nature, reflecting changes in industry capacity as well as the cyclicality of many of the principal markets it serves, including the automotive, appliance and construction industries. Although total domestic steel industry capacity was substantially reduced during the 1980s through extensive restructuring, and demand has been particularly strong since 1993, with domestic steel industry earnings strong during the 1994-1997 period, there can be no assurance that demand will continue at current levels or that the addition of new minimills and recent restarts of previously idled domestic facilities will not adversely impact pricing and margins.

         Additionally, the business operations and profitability of H&H are also affected by general economic conditions, including the cyclicality of many of the principal markets H&H serves, including the automotive, appliance and construction industries. A significant economic downturn could have a material adverse impact on the profitability of H&H.

POSSIBLE FLUCTUATIONS IN THE COST OF RAW MATERIALS

         WPC's operations require substantial amounts of raw materials, including various types of iron ore pellets, steel scrap, coal, zinc, oxygen, natural gas and electricity. The price and availability of these raw materials are subject to steel industry and general market conditions affecting supply and demand. Furthermore, worldwide competition in the steel industry has frequently limited the ability of steel producers to raise finished product prices to recover higher raw material costs. WPC's future profitability may be adversely affected to the extent it is unable to pass on higher raw material costs to its customers. In addition, the Company owns a substantial inventory of precious metals, including gold, silver and palladium group metals, the prices of which fluctuate on a daily basis. A significant decline in the prices of some or all of these metals could have an adverse impact on the financial results of the Company.

COMPETITION

         The domestic steel industry is highly competitive. Despite significant reductions in raw steel production capacity by major domestic producers in the 1980s, partially offset by the recent minimill capacity additions and joint ventures, the domestic industry continues to be threatened by excess world capacity.

         WPC faces increasing competitive pressures from other domestic integrated producers, minimills and processors. Processors compete with WPC in the areas of slitting, cold rolling and coating. Minimills are generally smaller volume steel producers that use ferrous scrap metals as their basic raw material. Compared to integrated producers, minimills, which rely on less labor and capital intensive steel production methods, have certain advantages. Since minimills typically are not unionized, they have more flexible work rules that have resulted in lower employment costs per net ton shipped. Since 1989, significant flat rolled minimill capacity has been constructed and these minimills now compete with integrated producers in product areas that traditionally have not faced significant competition from minimills. In addition, there is significant additional flat rolled minimill capacity under construction or announced with various planned commissioning dates in 1998 and 1999. Near term, these minimills and processors are expected to compete with WPC primarily in the commodity flat rolled steel market. In the long-term, such minimills and processors may also compete with WPC in producing value-added products. In addition, the increased competition in commodity product markets may influence certain integrated producers to increase product offerings to compete with WPC's custom products.

         During the early 1990s, the domestic steel market experienced significant increases in imports of foreign produced flat rolled products. The level of imports, however, after declining somewhat in late 1995 and early 1996, increased in 1997. The strength of the U.S. dollar and economy, as well as the strength of foreign economies, can significantly affect the import/export trade balance for flat rolled steel products. The status of the trade balance may significantly affect the ability of the new minimill capacity to come on-line without disrupting the domestic flat rolled steel market.

         Wheeling Corrugating and WPC's other fabricating operations compete in a large number of regional markets with numerous other fabricating operations, most of which are independent of the major integrated manufacturers. Independent fabricators generally are able to acquire flat rolled steel products, their basic raw material, at prevailing market prices. There are few barriers to entry into the manufacture of fabricated products in certain individual markets currently served by Wheeling Corrugating (although the geographic breadth of the markets served by Wheeling Corrugating would be hard to replicate). Other competitors, including domestic integrated producers and minimills, may decide to manufacture fabricated products and compete with Wheeling Corrugating in its markets. Such competition may negatively affect prices that may be obtained in certain markets by WPC for its fabricated products. Many of Wheeling Corrugating's competitors do not have a unionized workforce and, therefore, may have lower operating costs than Wheeling Corrugating.

         Materials such as aluminum, cement, composites, glass and plastics compete as substitutes for steel in many markets.

COSTS OF COMPLYING WITH ENVIRONMENTAL STANDARDS

         The Company, including WPC, and other steel producers have become subject to increasingly stringent environmental standards imposed by Federal, state and local environmental laws and regulations. WPC has expended, and can be expected to be required to expend in the future, significant amounts for installation of environmental control facilities, remediation of environmental conditions and other similar matters. The costs of complying with such stringent environmental standards as the new ambient air quality standards for ozone and PM2.5 as well as the climate change treaty negotiations may cause WPC and other domestic steel producers to be competitively disadvantaged vis-a-vis foreign steel producers and producers of steel substitutes, who may be subject to less stringent standards. WPC has also been identified as a potentially responsible party at five "Superfund" sites and has been alleged to be a potentially responsible party at two other "Superfund" sites. The Superfund law imposes strict, joint and several liability upon potentially responsible parties.

                                 USE OF PROCEEDS

         The Company will receive the exercise price of the options when exercised by the holders thereof or the issuance of shares under the 401(k) Plan. Such proceeds will be used for working capital purposes by the Company. The Company will not receive any of the proceeds from the reoffer and resale of the Shares by the Selling Shareholders.

                              SELLING SHAREHOLDERS

         This Prospectus relates to the reoffer and resale of Shares issued or that may be issued to the Selling Shareholders under the 1997 Plan, the 1991 Plan or the 401(K) Plan.

         The following table sets forth (i) the number of shares of Common Stock owned by each Selling Shareholder at September 1, 1998, (ii) the number of Shares to be offered for resale by each Selling Shareholder and (iii) the number and percentage of shares of Common Stock to be held by each Selling Shareholder after completion of the offering.

                                                                                                   Number of shares of
                                                                                                      Common Stock/
                                              Number of shares of            Number of            Percentage of Class to
                                             Common Stock Owned at          Shares to be              be Owned After
                                                                            Offered for             Completion of the
                 Name                          September 1, 1998               Resale                  Offering(1)
-----------------------------------      --------------------------     -----------------      --------------------------

Neil D. Arnold (2)                               26,666(3)                 30,000(10)                       26,666/*

Paul W. Bucha(5)                                 26,666(3)                 30,000(10)                       26,666/*

Robert A. Davidow(5)                            126,737(7)                 30,000(10)                      126,737/*

William Goldsmith(6)                             37,333(3)                 30,000(10)                       37,333/*

Marvin L. Olshan(5)                              38,333(7)                 30,000(10)                       38,333/*

Raymond S. Troubh(2)                             34,666(8)                 30,000(10)                       34,666/*

James G. Bradley(9)                                    0                   260,000(10)                           0/0


*        Less than 1%.
(1) Assumes that all Common Stock offered by the Selling Stockholders is sold and that no other shares of Common Stock owned by the Selling Stockholders are sold.
(2)      Has been a Director of the Company since 1992.
(3) Consists of shares issuable upon the exercise of options presently exercisable or exercisable within 60 days hereof.
(4) Has been a Director of the Company since 1993. (5) Has been a Director of the Company since 1991. (6) Has been a Director of the Company since 1987.
(7) Consists of shares issuable upon the exercise of options presently exercisable or exercisable within 60 days hereof.
(8) Consists of shares issuable upon the exercise of options presently exercisable or exercisable within 60 days hereof.
(9) Has been Executive Vice President of the Company and President and Chief Executive Officer of WPSC since April 1998.
(10) Includes shares issuable upon the exercise of options which are not presently exercisable within 60 days hereof.

                              PLAN OF DISTRIBUTION

         It is anticipated that all of the Shares will be offered by the Selling Shareholders from time to time in the open market, either directly or through brokers or agents, or in privately negotiated transactions. The Selling Shareholders have advised the Company that they are not parties to any agreement, arrangement or understanding as to such sales.

                                  LEGAL MATTERS

         Certain legal matters in connection with the issuance of the Shares offered hereby have been passed upon for the Company by Olshan Grundman Frome & Rosenzweig LLP, New York, New York 10022. Marvin L. Olshan, a member of Olshan Grundman Frome & Rosenzweig LLP, is a director and secretary of the Company. Marvin L. Olshan and other members of Olshan Grundman Frome & Rosenzweig LLP own shares of Common Stock and hold options to purchase Common Stock of the Company.

                                     EXPERTS

         The financial statements incorporated in this Registration Statement on Form S-8 by reference to the Annual Report on Form 10-K of WHX Corporation for the year ended December 31, 1997, and the audited historical financial statements included within Item 7(a) of WHX Corporation's Form 8-K dated April 14, 1998, have been audited by various independent accountants. The companies and periods covered by these audits are indicated in the individual accountants' reports. Such financial statements have been so included in reliance on the reports of the various independent accountants given on the authority of such firms as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

         The Company has filed with the Securities and Exchange Commission three Registration Statements on Form S-8 under the Securities Act with respect to the Shares offered hereby. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statements. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statements, each such statement being qualified in all respects by such reference.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The  following   documents  filed  with  the  Securities  and  Exchange
Commission (the "Commission") are incorporated herein by reference and made a part hereof:

                  (a) The Company's annual report on Form 10-K for the fiscal year ended December 31, 1997, as amended;

                  (b) The Company's quarterly reports on Form 10-Q for the three months ended March 31, 1998 and June 30, 1998; and

                  (c) The Company's current reports on Form 8-K dated June 22, 1998, June 10, 1998, April 14, 1998 and March 31, 1998.

         The description of the Common Stock contained in the Company's Registration Statement on Form 8-B filed June 24, 1994.

         All reports and other documents subsequently filed by the Company pursuant to Sections 13, 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

ITEM 4.  DESCRIPTION OF SECURITIES

         Not applicable.


ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL

         Marvin Olshan, a member of Olshan Grundman Frome & Rosenzweig LLP, is a director and Secretary of the Company and owns 1,000 shares of Common Stock of the Company and options to purchase 70,000 shares of Common Stock. Steven Wolosky, also a member of Olshan Grundman Frome & Rosenzweig LLP, is Assistant Secretary of the Company and holds options to purchase 23,500 shares of Common Stock.

ITEM 6.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

         The Company was incorporated in Delaware. Article NINTH, Section A of the Certificate of Incorporation of the Company provides as follows:

                  NINTH: A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (the "GCL"), or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. Any repeal or modification of this Section A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the

         Corporation with respect to events occurring prior to the time of such repeal or modification.

         Article NINTH, Section B of the Certificate of Incorporation of the Company provides as follows:

                  B. (1) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director, officer or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceedings is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the GCL as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in paragraph (2) of this Section B with respect to proceedings seeking to enforce rights to indemnification, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section B shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the GCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only under delivery to the Corporation of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section B or otherwise.

                  (2) If a claim under paragraph (1) of this Section B is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the Claimant has not met the standards of conduct which make it permissible under the GCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the GCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

                  (3) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section B shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the certificate of incorporation, By-Law, agreement, vote of stockholders or disinterested directors or otherwise.

                  (4) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

                  (5) The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to be paid by the Corporation the expenses incurred in defending any proceeding in advance of its final disposition, to any agent of the Corporation to the fullest extent of the provisions of this Section B with respect to the indemnification and advancement of expenses of directors, officers and employees of the Corporation.

         See Item 9(c) below for information regarding the position of the Commission with respect to the effect of any indemnification for liabilities arising under the Securities Act of 1933, as amended.

         Section 145 of the Delaware General Corporation Law provides as follows:

                  (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys'
         fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

                  (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

                  (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections
         (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

                  (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (3) by the stockholders.

                  (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

                  (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

                  (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

                  (h)  For  purposes  of  this   section,   references  to  "the
         corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

                  (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to any employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

                  (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                  (k) The Court of  Chancery  is hereby  vested  with  exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

         The Company maintains a directors and officers insurance and company reimbursement policy. The policy insures directors and officers against unindemnified loss arising from certain wrongful acts in their capacities and reimburses the Company for such loss for which the Company has lawfully indemnified the directors and officers. The policy contains various exclusions, none of which relate to the offering hereunder. The Company also has agreements with its directors and officers providing for the indemnification thereof under certain circumstances.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

ITEM 8.  EXHIBITS

         *4(a)  -     Certificate of  Incorporation  of the Company (Exhibit 3.2
                      to Registrant's  Registration  Statement on Form S-4 filed
                      May 12, 1994) (Reg. No. 33-53591) (the "Merger Proxy")).

         *4(b)  -     Bylaws of the Company (Exhibit 3.4 to the Merger Proxy).

          4(c)  -     Handy & Harman's 401(k) Retirement and Savings Plan.

         *4(d)  -     The Company's 1991 Incentive and Nonqualified Stock Option
                      Plan  (Exhibit   4(c))  to  the   Company's   Registration
                      Statement on Form S-8 filed with the Commission  (Reg. No.
                      33-53037).

          4(e)  -     Amendment  No.  3 to  the  Company's  1991  Incentive  and
                      Nonqualified Stock Option Plan.

          4(f)  -     The Company's 1997 Directors Stock Option Plan.

          5     -     Opinion of Olshan Grundman Frome & Rosenzweig LLP.

         23(a)  -     Consent of PricewaterhouseCoopers  LLP, independent public accountants.

         23(b)  -     Consent  of KPMG  Peat  Marwick  LLP,  independent  public accountants.

    *24(b)  -         Consent  of  Olshan   Grundman   Frome  &  Rosenzweig  LLP
                      (included in its opinion filed as Exhibit 5).

         25     -     Powers of Attorney (included on page II-11).

------------------
         *   Indicates exhibits incorporated by reference herein.

ITEM 9.  UNDERTAKINGS.

         A.       The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i)      To  include  any   prospectus   required  by
                                    Section  10(a)(3) of the  Securities  Act of
                                    1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                           provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

                  (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

         B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         D. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, a copy of the registrant's latest annual report to stockholders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
                  Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         E. The undersigned registrant hereby undertakes that it has submitted the plan and any amendments thereto to the Internal Revenue Service ("IRS") in a timely manner and has made or will make all changes required by the IRS in order to qualify the plan.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 21st day of September, 1998.

                                       WHX CORPORATION


                                       /S/ RONALD LABOW
                                       -----------------------------------------
                                       Ronald LaBow, Principal Executive Officer

                       POWER OF ATTORNEYS AND SIGNATORIES

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each of the undersigned officers and directors of the Registrant hereby constitutes and appoints Ronald LaBow and Marvin Olshan, and each of them singly, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him in his name in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and to prepare any and all exhibits thereto, and other documents in connection therewith, and to make any applicable state securities law or blue sky filings, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite or necessary to be done to enable the Registrant to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


     SIGNATURE                       TITLE                        DATE
     ---------                       -----                        ----


/S/ RONALD LABOW           Director (Principal Executive     September 21, 1998
----------------------     Officer)
Ronald LaBow


/S/ ARNOLD NANCE           (Principal Financial Officer      September 21, 1998
----------------------     and Principal Accounting
Arnold Nance               Officer)




/S/ NEIL D. ARNOLD         Director                          September 21, 1998
----------------------
Neil D. Arnold



/S/ PAUL W. BUCHA          Director                          September 21, 1998
----------------------
Paul W. Bucha

/S/ ROBERT A. DAVIDOW      Director                          September 21, 1998
----------------------
Robert A. Davidow



/S/ WILLIAM GOLDSMITH      Director                          September 21, 1998
----------------------
William Goldsmith



/S/ MARVIN OLSHAN          Director                          September 21, 1998
----------------------
Marvin Olshan



/S/ RAYMOND S. TROUBH      Director                          September 21, 1998
----------------------
Raymond S. Troubh

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the members of the Handy & Harman Savings Plan Administrative Committee have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 23rd day of September, 1998.





                                                      /S/ PAUL E. DIXON
                                                      -----------------
                                                      Paul E. Dixon